Exhibit 99.1

July 8, 2003

Name
Address
City

Dear Shareholder:

For more than twenty years, Bank of Lodi has set the standard as an independent community bank. With support from our family of loyal shareholders, employees and customers, Bank of Lodi is "Simply A Better Bank."

The past few years have been dedicated to achieving our dual strategic goals of Growth and Expansion while delivering superior products and services. In 1996, we operated three branches. Today, we operate eight branches, an SBA lending office in Folsom, and we recently announced our ninth branch to be located in downtown Sacramento. Since the adoption of our strategic plan in 1996, we have achieved our planned rate of growth and expansion, and have sustained an annual earnings growth rate exceeding 13%.

In a letter dated June 23, three dissident directors challenged our growth objectives and expressed their views and opinions on the performance of this organization and the value of your investment. By contrast to their claims, the facts speak for themselves.

         How have we performed?

            o Bank of Lodi was rated a "Premier Performer" for 2002 by Findley Reports, a firm ironically headed by Gary Findley, who is the very same Southern California lawyer now advising the three dissident directors and whose highly critical quotes as a "bank consultant" have appeared in various recent news articles.
            o     In the past ten years
                       o  Assets have increased 158%
                       o  Loans have increased 150%
                       o  Deposits have increased 148%
                       o  Net income has increased 361%
            o     When comparing 2002 to 2001
                       o  Average assets increased 17%
                       o  Average loans increased 26%
                       o  Average deposits increased 14%
                       o  Net income increased 12%
            o When comparing the first quarter of 2003 to the first quarter of 2002
                       o  Assets have increased 12%
                       o  Loans have increased 14%
                       o  Deposits have increased 10%
                       o  Net income has increased 22%.

         So, is the strategic plan working?

            o     All of our offices continue to gain market share
            o Our SBA department recently was awarded Preferred Lender status by the SBA
            o Our Mortgage department continues to outperform the records set last year
            o Online banking, Online images, Online bill pay, VISA Check Card, Freedom Checking, expanded mortgage and SBA operations - all examples of products and services designed to benefit existing customers and attract new customers.

         How is your investment performing?

            o Since inception, the return to shareholders has exceeded 16% annually
                      o An original investment of $10,000 has returned more than $33,400 in value
            o From March 31, 2002 to March 31, 2003, the stock price increased 15%
            o     In the past 12 months the stock price has increased 37%.

The June 23 letter you received is full of outright lies, half-truths, innuendo character assassination and deliberately misleading statements. Here are just a few examples:

            o They say Bank President Leon Zimmerman was paid a bonus of $52,000 in 2003. This is FALSE. His bonus actually was $20,400 (accrued in 2002 under a bonus plan which these board members approved).
            o They say that the Bank's owned life insurance is three times that permitted under the National Banking Act. Again, this is FALSE. The Bank's owned life insurance is used to offset compensation programs in accordance with all banking laws and regulations and is reviewed for compliance regularly.
            o They say that the Bank's compensation program lacks an independent third party review. FALSE again. The Bank uses John Parry and Alexander, a highly regarded independent banking industry compensation consulting firm that reviews all of the Bank's compensation plans.
                      o In a recent report, John Parry and Alexander stated that the compensation of officers was below the peer levels. Director Van Steenberge attended the presentation and did not question or challenge any of the information presented.
            o They say that the Bank's expansion into the Sacramento market will cause shareholder value to suffer. YET, at a meeting of the Board of Directors on March 27, 2003, these three directors joined a unanimous Board in voting in favor of opening the Sacramento branch. Furthermore, the three dissident directors all voted in favor of the annual strategic plan as well as every other aspect of your Company that they now publicly criticize.

We remain uncertain of the true motives of the three dissident directors and their backers. However, it is noteworthy that directors Anagnos, Coldani, and Van Steenberge were the only directors who recently refused to sign the Company's Code of Conduct. Our Code of Conduct was adopted in response to the Sarbanes-Oxley Act of 2002, which ensures ethical corporate governance of the financial operations of American companies, a pledge that all of the other directors made freely and enthusiastically.

We are deeply interested in your inquiries and thoughts. In fact, to make such communications easier, we welcome and will respond to your phone calls, letters and emails. If you would like a more detailed discussion of the falsehoods in the June 23 letter, we are eager to assist. You can contact the undersigned, Bob Daneke, Executive Vice President and Chief Credit Administrator or Allen Christenson, Senior Vice President and Chief Financial Officer. This is your Company and your locally grown bank. Together, we have worked to make Bank of Lodi "Simply A Better Bank" and a rewarding investment for shareholders. We look forward to hearing from you about these and any other matters that might be on your mind regarding the Company and the Bank.

We are on track with our strategic plan and are excited with the prospects for our future. Our strategy of Growth, Expansion, Products and Services, combined with an annual increase in net income of at least 10% is working and continues to provide a worthwhile investment for our shareholders, employees, customers and communities. Thank you for your continued support.

Sincerely,


/s/ Leon Zimmerman                          /s/ Benjamin Goehring
-------------------------                   -----------------------------
Leon Zimmerman                              Benjamin R. Goehring
President and CEO                           Chairman of the Board
leon.z@bankoflodi.com                       ben.g@bankoflodi.com
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